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                                                                   EXHIBIT 23(F)


    We hereby consent to the inclusion of our opinion dated September 1, 1995 to the Board of Directors of CliniCom Incorporated as Appendix B to the Proxy Statement/Prospectus which is part of the HBO & Company Registration Statement on Form S-4 (File No. 33-61905) and to the references to our firm included in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Rules"), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Rules.


                                          DEAN WITTER REYNOLDS INC.


New York, New York
September 1, 1995